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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                          Insurance Auto Auctions, Inc.
             -------------------------------------------------------
                                 (Name of Issuer


                         Common Stock, $0.0001 Par Value
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   457875-10-2
             -------------------------------------------------------
                                 (CUSIP Number)


                                  April 1, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:             [X] Rule 13d-(c)
                      [ ] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP NO. 457875-10-2                                      PAGE  2 OF  8  PAGES
          -----------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Peak Investment Limited Partnership
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)  [ ]
                                                                 (B)  [X]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION      Delaware

-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER                         780,200
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER                       -0-
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)  SOLE DISPOSITIVE POWER                    780,200
 PERSON WITH
                       --------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER                  -0-

-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   780,200

-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                6.90%

-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*        PN

-------------------------------------------------------------------------------




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                                  SCHEDULE 13G

CUSIP NO. 457875-10-2                                      PAGE  3 OF  8  PAGES
          -----------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS      Peak Management, Inc.

-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)  [ ]
                                                                 (B)  [X]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION     Massachusetts

-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER                         -0-
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER                       780,200
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)  SOLE DISPOSITIVE POWER                    -0-
 PERSON WITH
                       --------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER                  780,200

-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   780,200
       *As General Partner of Peak Investment Limited Partnership

-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                1,016,500

-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*        CO

-------------------------------------------------------------------------------




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                                  SCHEDULE 13G

CUSIP NO. 457875-10-2                                      PAGE  4 OF  8  PAGES
          -----------                                           ---    ---

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS      Peter H. Kamin

-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)  [ ]
                                                                 (B)  [X]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION     United States

-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER                         114,100
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER                       902,400
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)  SOLE DISPOSITIVE POWER                    114,100
 PERSON WITH
                       --------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER                  902,400

-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   1,016,500

-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                8.99%

-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*        IN

-------------------------------------------------------------------------------



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                                                           PAGE  5  OF  8  PAGES
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      THIS SCHEDULE 13G AMENDS AND REPLACES THAT CERTAIN SCHEDULE 13D FILED
          ON BEHALF OF THE FILING PERSONS NAMED HEREIN ON JULY 3, 1997

ITEM 1.

    (a) Name of Issuer: INSURANCE AUTO AUCTIONS, INC.
    (b) Address of Issuer's Principal Executive Offices:
                                             850 EAST ALGONQUIN ROAD, SUITE 100,
                                             SCHAUMBURG, IL 60173

ITEM 2.

    (a) Name of Persons Filing:
    (b) Address of Principal Business Office or, if none, Residence:
    (c) Citizenship:
                     Peter H. Kamin
                     One Financial Center, Suite 1600
                     Boston, MA 02111
                     (United States Citizen)

                     Peak Investment Limited Partnership
                     One Financial Center, Suite 1600
                     Boston, MA 02111
                     (Delaware limited partnership)

                     Peak Management, Inc.
                     One Financial Center, Suite 1600
                     Boston, MA 02111
                     (Massachusetts corporation)

    (d) Title of Class of Securities: COMMON STOCK, $0.01 PAR VALUE
    (e) CUSIP Number: 457875-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) [ ] Broker or Dealer registered under Section 15 of the Act
    (b) [ ] Bank as defined in section 3(a)(6) of the Act
    (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
    (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
    (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
    (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of
            1974 or Endowment Fund; see sec.240.13d-1(b)(1)(ii)(F)
    (g) [ ] Parent Holding Company or Control Person, in accordance with sec.240.13d-1(b)(ii)(G) (Note: See Item 7)
    (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
    (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
    (j) [ ] Group, in accordance with sec.240.13d-1(b)(1)(ii)(J)

    If this statement is filed pursuant to sec.240.13d-1(c), check this box [X].

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                                                           PAGE  6  OF  8  PAGES
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ITEM 4. OWNERSHIP

    Provide the following information as of that date and identify those shares which there is a right to acquire.

    PETER H. KAMIN*

    (a) Amount Beneficially Owned: 1,016,500
    (b) Percent of Class: 8.99%
    (c) Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 114,100
        (ii)  shared power to vote or to direct the vote: 902,400
        (iii) sole power to dispose or to direct the disposition of: 114,100
        (iv)  shared power to dispose or to direct the disposition of: 902,400

    PEAK INVESTMENT LIMITED PARTNERSHIP

    (a) Amount Beneficially Owned: 780,200
    (b) Percent of Class: 6.90%
    (c) Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 780,200
        (ii)  shared power to vote or to direct the vote: 0
        (iii) sole power to dispose or to direct the disposition of: 780,200
        (iv)  shared power to dispose or to direct the disposition of: 0

    PEAK MANAGEMENT, INC.

    (a) Amount Beneficially Owned: 780,200
    (b) Percent of Class: 6.90%
    (c) Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 780,200
        (ii)  shared power to vote or to direct the vote: 0
        (iii) sole power to dispose or to direct the disposition of: 780,200
        (iv)  shared power to dispose or to direct the disposition of: 0


*SHARES REPORTED FOR PETER H. KAMIN INCLUDE SHARES OVER WHICH HE EXERCISES SOLE VOTING AND DISPOSITIVE POWER FOR THE BENEFIT OF HIS CHILDREN AND FOR CERTAIN MANAGED ACCOUNTS PURSUANT TO THE TERMS OF INVESTMENT ADVISORY AGREEMENTS BETWEEN HIMSELF AND EACH OF SUCH MANAGED ACCOUNTS.

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Shares reported for Peter H. Kamin include shares over which he exercises sole voting and dispositive power for the benefit of his children and for certain Managed Accounts pursuant to the terms of investment advisory agreements between himself and each of such Managed Accounts.



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                                                           PAGE  7  OF  8  PAGES
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

    Not Applicable.

ITEM 10. CERTIFICATION

    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                           PAGE  8  OF  8  PAGES
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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                          April 13, 1998
                                          -----------------------------------
                                          Date


                                          PEAK INVESTMENT LIMITED PARTNERSHIP
                                          By: Peak Management, Inc.
                                              Its Sole General Partner


                                          By: /s/Peter H. Kamin
                                              -------------------------------
                                              Peter H. Kamin, President


                                          PEAK MANAGEMENT, INC.


                                          By: /s/Peter H. Kamin
                                              -------------------------------
                                              Peter H. Kamin, President


                                          /s/Peter H. Kamin
                                          -----------------------------------
                                          Peter H. Kamin, Individually